Exhibit 10.16

VICTORY CAPITAL HOLDINGS, INC.
EQUITY INCENTIVE PLAN
RESTRICTED SHARES GRANT NOTICE

Victory Capital Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the Victory Capital Holdings, Inc. Equity Incentive Plan (as amended from time to time, the “Plan”), has granted to the individual listed below (“Participant”) an award of Restricted Shares as set forth below (the “Award”).  The Award is subject to the terms and conditions set forth herein and in the award agreement attached hereto as Exhibit A (the “Award Agreement”) and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not otherwise defined in this grant notice have the meanings assigned to them in the Plan or the Award Agreement.  [The Award granted hereunder is in full satisfaction of the Company’s obligation to grant restricted stock units to Participant pursuant to that certain letter agreement dated as of December 17, 2015 by and between the Company and Participant.](1)

Participant	[NAME]
Number of Restricted Shares	[•] Restricted Shares (the “Restricted Shares”)
Grant Date	[•], 2016 (the “Grant Date”)
Vesting

Subject to Section 2 of the Award Agreement, the Restricted Shares shall vest 20% on each of the first five anniversaries of the Grant Date, provided that the Participant does not experience a termination of employment or service at any time prior to the applicable vesting date.

(1)  To be included only for the CIO’s with employment agreements entered into at signing.

EXHIBIT A

RESTRICTED SHARE AGREEMENT
Under the Victory Capital Holdings, Inc. Equity Incentive Plan

THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of [•], 2016 between Victory Capital Holdings, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”).

The Company hereby grants to the Participant an award (the “Award”) of restricted shares (“Restricted Shares”) on the terms and conditions as set forth in this Award Agreement and in the Victory Capital Holdings, Inc. Equity Incentive Plan (as amended from time to time, the “Plan”).  Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

In accordance with this grant, and as a condition thereto, the Company and the Participant agree as follows:

SECTION 1.  Number of Shares; Date of Grant; Vesting Schedule.  The number of Restricted Shares granted, the date of grant of the Award and the vesting schedule of the Restricted Shares are as set forth in the Restricted Share Grant Notice.

SECTION 2.  Termination of Employment or Service.  Upon termination of the Participant’s employment or service to the Company or its Subsidiaries (as a director or consultant), the Restricted Shares shall be treated as follows:

(a)           Death or Permanent Disability; Termination without Cause; Resignation for Good Reason.  If the Participant’s employment or service with the Company and its Subsidiaries is terminated due to his or her death or Disability, by the Company without Cause or by the Participant for Good Reason, the unvested Restricted Shares will vest on a pro-rata basis.  Such pro-rata portion shall equal (A) the number of Restricted Shares multiplied by (B) a fraction, the numerator of which shall be the number of days between the last vesting date that immediately precedes such termination (or the Grant Date, if no such vesting date has passed) and the termination date, and the denominator of which shall be the number of days between the vesting date that immediately precedes such termination (or the Grant Date) and the final vesting date.  Any Restricted Shares that do not vest in accordance with this Section 2(a) shall be forfeited without any payment to the Participant.

(b)           Resignation; Termination for Cause.  If the Participant’s employment or service with the Company and its Subsidiaries is terminated by the Company for Cause or by the Participant without Good Reason, the unvested Restricted Shares are immediately forfeited.

(c)           Company Call Right.  In the case of each termination of employment or service described above, the Company shall have a call right with respect to any Restricted Shares that have vested, pursuant to Section 4.05 of the Shareholders’ Agreement (the “Call Right”).

SECTION 3.  Additional Terms and Conditions.

(a)           Issuance of Shares.  Upon delivery of the Restricted Shares, such Restricted Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that such Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.

(b)           Dividend and Voting Rights.  After the Grant Date, the Participant shall be the record owner of the Restricted Shares unless and until such Restricted Shares are forfeited pursuant to Participant’s termination of employment or service with the Company and its Subsidiaries or are sold or otherwise disposed of, and as record owner the Participant shall be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights, if any, with respect to the Restricted Shares; provided that any cash or in-kind dividends paid with respect to unvested Restricted Shares shall be withheld by the Company and shall be paid to Participant, without interest, only when, and if, such Restricted Shares become vested.

(c)           Transferability.  Unless and until the Restricted Shares vest, they shall be subject to the transfer restrictions in Section 9 of the Plan and in the Shareholders’ Agreement.

SECTION 4.  Integration of Shareholders’ Agreement and Award Terms; Consent.

(a)           In consideration of, and as a condition to, the grant of the Award, to the extent that the Participant is not already a Shareholder (as defined in the Shareholders’ Agreement) as of the Grant Date, the Participant must execute and deliver to the Company an instrument or instruments substantially in the form of Exhibit B hereto confirming that the Participant has agreed to be bound as a “Shareholder” by the terms of the Shareholders’ Agreement before any Restricted Shares are to be issued.

(b)           The Participant agrees to cause any current or future spouse of his or hers to deliver to the Company a consent in the form of the consent set forth in Exhibit C hereto validly executed by such spouse on the date hereof or promptly after any such person becomes his or her spouse, as applicable.

SECTION 5.  Non-Competition and Non-Solicitation.

(a)           The Participant hereby acknowledges and recognizes the highly competitive nature of the business of the Company and its Subsidiaries and Affiliates and, accordingly, agrees that, as a condition of the grant of this Award, during his or her employment (and the period in which the Participant is providing services to the Company or its Subsidiaries) and for the longer of (x) the applicable Non-Competition Period or Non-Solicitation Period, each as defined in the Participant’s employment agreement, if any, or (y) one year following the Participant’s termination of employment or service (subject to Section 5(b) below), the Participant shall not, to the extent permitted by applicable law or except as otherwise permitted in writing by the Board:

(i)            be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as a passive investor owning less than 3% of the equity or holding less than 3% of a debt instrument in an entity) or otherwise by any person, firm, corporation or enterprise engaged in money management, asset management, wealth management or mutual fund management (a “Competing Business”);

(ii)           provide financial (except as a passive investor owning less than 3% of the equity or holding less than 3% of a debt instrument in an entity) or other assistance to any person, firm, corporation, or enterprise engaged in a Competing Business;

(iii)          directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Company or any of its Subsidiaries or Affiliates to become a customer or referral source for any person or entity other than the Company or its Subsidiaries or Affiliates; or

(iv)          directly or indirectly solicit, induce or encourage any employee of the Company or any of its Subsidiaries or Affiliates who is employed on the date of termination, to leave the employ of the Company or any of its Subsidiaries or Affiliates, or to seek, obtain or accept employment with any person other than the Company or any of its Subsidiaries or Affiliates.

(b)           If Participant’s employment or service is terminated by the Company without Cause, the restrictions under Section 5(a)(i), (a)(ii) and (a)(iii) above shall apply only for the length of time for which the Participant receives severance payments from the Company (to the extent permitted by applicable law), and if the Participant receives no severance in connection with the termination without Cause, the restrictions under Section 5(a)(i), (a)(ii) and (a)(iii) will not apply.

(c)           If Participant breaches any terms of this Section 5, or any restrictive covenant contained in an employment agreement or other agreement between the Participant and the Company or any of its Subsidiaries, to the extent permitted by applicable law, the Participant shall forfeit (i) any outstanding Restricted Shares and (ii) any Shares held as a result of vesting of the Restricted Shares. In the event that the breach of this Section 5 or any restrictive covenant contained in an employment agreement or other agreement with the Company or any of its Subsidiaries occurs following the exercise by the Company of its Call Right, in addition to forfeiture pursuant to clauses (i) and (ii) above, to the extent permitted by applicable law, Participant shall be required to repay any portion of the Granted Shares Call Price (as defined in the Shareholders’ Agreement) previously paid by the Company.

(d)           It is expressly understood and agreed that, although the Participant and the Company consider the restrictions contained in this Section 5 to be reasonable for the purpose of preserving for the Company or any of its Subsidiaries or Affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction (without regard to any ability to appeal or whether an appeal is in fact taken, during the pendency of that appeal) that the time or territory or any other restriction contained in this Section 5 is an unreasonable or otherwise unenforceable restriction against the Participant, the provisions of this Section 5 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(e)           Subject to Section 5(c) and applicable law, the provisions of this Section 5 shall continue to apply following the date of the Participant’s termination of service as provided herein, regardless of the reason for termination.

SECTION 6.  Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflict of law principles thereof.

SECTION 7.  Interpretation.  The Participant accepts this Award subject to all the terms and provisions of the Plan, which shall control in the event of any conflict between any provision of the Plan and this Award Agreement, and accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan and/or this Award Agreement.  The Participant acknowledges receiving a copy of the Plan.

SECTION 8.  Notices.  Any notice under this Award Agreement shall be (i) if in writing, effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Participant at his or her last known address on the books of the Company or, in the case of the Company, at the address set forth below, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 8, or (ii) if delivered by electronic email transmission, effective when a receipt of such e-mail is requested and received.

Victory Capital Holdings, Inc.

c/o Victory Capital Management Inc.
4900 Tiedeman Road, 4th Floor
Brooklyn, OH 44144
Attention:   General Counsel

SECTION 9.  [Withholding Taxes. Regardless of any action the Company or any of its Subsidiaries or Affiliates which is the Participant’s employer (the “Employer”) takes with respect to any or all income tax (including foreign, federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to the grant or vesting of the Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) accept a cash payment in U.S. dollars in the amount of Tax-Related Items, (b) withhold whole Shares which would otherwise be issued to the Participant having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from the Participant’s wages or other cash compensation which would otherwise be payable to the Participant by the Company and/or the Employer, equal to the amount necessary to satisfy any such obligations, or (c) withhold from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).  The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to refuse or delay the issuance of Shares if the Participant fails to comply with his/her obligations in connection with the Tax-Related Items as described in this Section and the Participant unconditionally consents to and approves any such action taken by the Company. The Participant (or any beneficiary or person entitled to act on the Participant’s behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.](2)

[The Participant agrees that if he/she does not pay, or the Employer or the Company does not withhold, the full amount of Tax-Related Items that the Participant owes at the grant of the Award or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director of the Company, the terms of the immediately foregoing provision will not apply.  In the event that the Participant is an officer or executive director of the Company and Tax-Related Items are not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges

(2)  Section 9 (Withholding Taxes) to be included only for Participant in the UK, Hong Kong and Singapore.

that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in this Section.](3)

SECTION 10.  Sections and Headings.  All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

SECTION 11.  Counterparts.  This Award Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

(3)  To be included only for Participant in the U.K.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first above written.

VICTORY CAPITAL HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to Restricted Share Award Agreement]

EXHIBIT B

JOINDER TO SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Shareholders’ Agreement dated as of October 31, 2014 (the “Shareholders’ Agreement”) among Victory Capital Holdings, Inc., Crestview Victory, L.P. and certain other Persons named therein, as the same may be amended from time to time.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement from and after the date hereof and shall have all of the rights and obligations of a “Shareholder” thereunder as if the Joining Party had executed the Shareholders’ Agreement, and the Company hereby acknowledges the Joining Party as a “Shareholder” under the Shareholders’ Agreement.  As of the date hereof, the Joining Party hereby ratifies and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:  [          ]

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:
[ ]
[ ]
Fax: [ ]

B-1

EXHIBIT C

CONSENT OF SPOUSE

The undersigned, as the spouse of the Participant who is the signatory to the foregoing Award Agreement, (i) hereby consents to, confirms and ratifies any sale by such Participant of any Award or Shares contemplated by the foregoing Award Agreement or the Plan and for purposes of any community property laws and all other laws conveys all of his or her right, title and interest in and to such Award or Shares to the purchaser of such Award or Shares, and (ii) agrees to be bound by all of the Participant’s obligations under the foregoing Award Agreement and the Plan.

Spouse of

C-1